Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Form F-1 of our report dated March 30, 2023, (which includes an explanatory paragraph relating to Athena Consumer Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Athena Consumer Acquisition Corp., which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement/Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 14, 2023